Exhibit 99.1

The TJX Companies, Inc. Reports Above-Plan Q4 FY15 EPS Growth of 15% and Full Year FY15 Adjusted EPS Growth of 12%; Announces Plans to Increase Dividend 20% and Stock Buyback to $1.8B to $1.9B; Provides FY16 Guidance and Reiterates Long-Term Growth Model

FRAMINGHAM, Mass.--(BUSINESS WIRE)--February 25, 2015--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the fourth quarter and fiscal year ended January 31, 2015. Net sales for the fourth quarter were $8.3 billion, a 6% increase over last year. Consolidated comparable store sales increased 4% over last year’s 3% increase. Net income was $648 million and diluted earnings per share were $.93, a 15% increase over last year’s $.81 per share.

For the 52-week fiscal year ended January 31, 2015, net sales were $29.1 billion, a 6% increase over last year. Consolidated comparable store sales increased 2% over last year’s 3% increase. Net income for the fiscal year was $2.2 billion, and diluted earnings per share were $3.15. Excluding a second quarter debt extinguishment charge of $.01 per share, adjusted diluted earnings per share were $3.16, a 12% increase over last year’s adjusted $2.83, which excluded an $.11 tax benefit from reported diluted earnings per share of $2.94.

Carol Meyrowitz, Chief Executive Officer of The TJX Companies, Inc., stated, “We are very pleased to end 2014 with excellent results in the fourth quarter! Our EPS growth of 15% and comp increase of 4% significantly exceeded our expectations. We are particularly pleased our comps were almost entirely driven by customer traffic, as consumers responded to our exciting merchandise assortments, amazing values and effective marketing. Merchandise margins were also very strong. We are also very pleased with our full year 2014 performance. Our adjusted earnings per share growth of 12% over last year’s 15% increase marks our sixth consecutive year of double-digit EPS increases.”

Meyrowitz continued, “As always, we’re pursuing many initiatives to drive sales and customer traffic, and we have numerous growth vehicles that are working well. In 2015, we are taking a prudent approach to planning our earnings per share growth. We are continuing to plan comp sales increases conservatively while we simultaneously strive to surpass our goals. Further, we will continue to reinvest in our growth initiatives for today and the future, and we are making additional investments in our store Associates to maintain our focus on offering our customers an excellent shopping experience. Like other major international retailers, our 2015 plans also reflect an expected negative impact from foreign currency exchange rates. Our underlying business remains very strong and we are reiterating our 10% to 13% long-term annual EPS growth model. We see tremendous U.S. and international potential for our Company. We are excited to be entering our seventh country, Austria, this spring, and to announce our plans to expand into our eighth country, The Netherlands, later this year. We are growing TJX as a global, value retailer and are well on our way to becoming a $40 billion company and beyond!”

Increase in Shareholder Distributions

The Company intends to increase the regular quarterly dividend on its common stock to be declared in March 2015 and payable in June 2015 to $.21 per share, subject to the approval of the Company’s Board of Directors. This increase would represent a 20% increase in the current per share dividend and mark the 19th consecutive year that the Company has raised the dividend. Over this period of time, the Company’s dividend has grown at a compound annual rate of 23%.

The Company also announced today its plan to repurchase approximately $1.8 to $1.9 billion of TJX stock during the fiscal year ending January 30, 2016, which would be $100 to $200 million more than last year. With $1.3 billion remaining at Fiscal 2015 year end under the Company’s existing stock repurchase program, the Company’s Board of Directors approved a new stock repurchase program that authorizes the repurchase of up to an additional $2.0 billion of TJX common stock from time to time. The new authorization represents approximately 4% of the Company’s outstanding shares at current prices. The new stock repurchase program marks the 16th program approved by the Board since 1997. Over this period, the Company has spent approximately $14.4 billion on the repurchase of TJX stock. During the fourth quarter, the Company spent a total of $407 million to repurchase TJX stock, retiring 6.2 million shares. In Fiscal 2015, the Company spent a total of $1.7 billion to repurchase TJX stock, retiring 27.7 million shares. Under the Company’s repurchase plans, share repurchases may be made from time to time in market or private transactions and may include derivative transactions. The repurchase program announced today has no time limit and may be suspended or discontinued at any time.

Carol Meyrowitz commented, “Our business continues to generate enormous amounts of cash and deliver strong financial returns. In Fiscal 2016, we plan to continue investing to support our growth while distributing cash to our shareholders. Our capital spending plans include investing in new stores, store remodels, and our supply chain and infrastructure. Simultaneously, we plan to significantly increase both our regular quarterly dividend and our large share buyback program, with $1.8 to $1.9 billion of repurchases planned for Fiscal 2016. All of these actions underscore our confidence in our ability to continue delivering substantial increases in sales, earnings, and cash flow, and generate superior financial returns.”

Increased Investments in TJX Associates

The Company announced today an important initiative on wages for its U.S. store Associates, including its T.J. Maxx, Marshalls, HomeGoods and Sierra Trading Post Associates. This initiative will benefit current and future Associates, as the Company’s full- and part-time hourly U.S. store Associates will earn at least $9.00 per hour beginning in June. Sometime during 2016, all hourly U.S. store Associates who have been employed for six months or more will earn at least $10 per hour.

Carol Meyrowitz commented, “At TJX, we attribute our success over the last 38 years primarily to the people we have hired who have remained focused on our mission of delivering consumers amazing values. This pay initiative is an important part of our strategies to continue attracting and retaining the best talent in order to deliver a great shopping experience for our customers, remain competitive on wages in our U.S. markets, and stay focused on our value mission.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the fourth quarter, were as follows:

	Fourth Quarter		Fourth Quarter
	Comparable Store Sales[1,2]		Net Sales ($ in millions)[3,4]
	FY2015	FY2014	FY2015	FY2014
In the U.S.:
Marmaxx[5,6]	+3%	+3%	$5,286	$5,014
HomeGoods	+11%	+4%	$1,033	$875
International:
TJX Canada	+7%	-2%	$788	$767
TJX Europe	+2%	+8%	$1,198	$1,153

TJX	+4%	+3%	$8,304	$7,809

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Comparable store sales exclude e-commerce sales. 3Sales in Canada and Europe include the impact of foreign currency exchange rates. See below. 4Figures may not foot due to rounding. 5Combination of T.J. Maxx and Marshalls. 6Net sales include Sierra Trading Post.

The Company’s comparable store sales and net sales by division for the full year were as follows:

	Full Year		Full Year
	Comparable Store Sales[1,2]		Net Sales ($ in millions)[3,4]
	FY2015	FY2014	FY2015	FY2014
In the U.S.:
Marmaxx[5,6]	+1%	+3%	$18,688	$17,930
HomeGoods	+7%	+7%	$3,414	$2,994
International:
TJX Canada	+3%	0%	$2,884	$2,878
TJX Europe	+3%	+6%	$4,092	$3,622

TJX	+2%	+3%	$29,078	$27,423

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Comparable store sales exclude e-commerce sales. 3Sales in Canada and Europe include the impact of foreign currency exchange rates. See below. 4Figures may not foot due to rounding. 5Combination of T.J. Maxx and Marshalls. 6Net sales include Sierra Trading Post.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary-course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a two percentage point negative impact on consolidated net sales growth in the fourth quarter of Fiscal 2015 versus the prior year’s fourth quarter. The overall net impact of foreign currency exchange rates had a neutral impact on fourth quarter Fiscal 2015 earnings per share, compared with a $.01 positive impact last year.

The movement in foreign currency exchange rates had a one percentage point negative impact on consolidated net sales growth for the full Fiscal 2015 year versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 negative impact on full year Fiscal 2015 earnings per share, compared with a $.01 positive impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investor Information section of the Company’s website, tjx.com.

Margins

For the fourth quarter of Fiscal 2015, the Company’s consolidated pretax profit margin was 12.4%, a 0.4 percentage point increase over the prior year’s 12.0% margin.

The gross profit margin for the fourth quarter of Fiscal 2015 was 28.2%, up 0.6 percentage points over the prior year. The increase was primarily due to merchandise margin improvement as well as buying and occupancy leverage on the strong comp store sales increase. Selling, general and administrative costs as a percent of sales were 15.7%, up 0.1 percentage points versus the prior year’s ratio.

For the full year Fiscal 2015, the Company’s consolidated pretax profit margin was 12.2%. Excluding the approximately 0.1 percentage point debt extinguishment charge (referred to above), adjusted consolidated pretax profit margin was 12.3%, a 0.2 percentage point increase over the prior year’s 12.1% margin.

The gross profit margin for Fiscal 2015 was 28.5%, flat versus the prior year. Selling, general and administrative costs as a percent of sales were 16.1%, a 0.2 percentage point improvement over the prior year’s ratio.

Inventory

Total inventories as of January 31, 2015 were $3.2 billion, compared with $3.0 billion at the end of the prior fiscal year. Consolidated inventories on a per-store basis as of January 31, 2015, including the distribution centers, but excluding inventory in transit and the Company’s e-commerce businesses, were up 3% on a reported basis (up 5% on a constant currency basis) versus an 8% decline last year. TJX enters the new fiscal year in an excellent inventory position and is set up well to take advantage of the plentiful opportunities it sees in the marketplace and to continue shipping fresh spring merchandise to its stores.

Full Year and First Quarter Fiscal 2016 Outlook

For the fiscal year ending January 30, 2016, the Company expects diluted earnings per share to be in the range of $3.17 to $3.25 versus $3.15 in Fiscal 2015. Excluding the $.01 debt extinguishment charge in Fiscal 2015 referred to above, this guidance would represent a 0% to 3% increase over the adjusted $3.16 in Fiscal 2015. This guidance reflects an assumption that currency could have a 5% negative impact on EPS growth, including 3% due to the impact of the dramatic change in foreign currency exchange rates on translation and mark-to-market adjustments (described above) and 2% from the effect of currency on merchandise margins at the Company’s international divisions. The Company is also assuming that the combination of its investments in Associates, incremental investments to support its growth, and pension costs will negatively impact EPS growth by an additional 4%. This EPS outlook is based upon estimated consolidated comparable store sales growth of 1% to 2%, consistent with the Company’s plans in prior years. Again, the Company is reiterating its 10% to 13% long-term annual EPS growth model.

For the first quarter of Fiscal 2016, the Company expects diluted earnings per share to be in the range of $.64 to $.66, which would represent a 0% to 3% increase over last year’s $.64 per share. This guidance reflects an assumption that currency could have a 4% negative impact on EPS growth, including 3% due to the impact of the dramatic change in foreign currency exchange rates on translation and mark-to-market adjustments (described above) and 1% from the effect of currency on merchandise margins at the Company’s international divisions. The Company also expects the combination of incremental investments to support its growth, employee payroll and pension costs to negatively impact EPS growth by an additional 5%. This outlook is based upon estimated consolidated comparable store sales growth of 2% to 3%.

The Company’s earnings guidance for the first quarter and full year Fiscal 2016 assumes that currency exchange rates will remain unchanged from the levels at the beginning of the first quarter.

Stores by Concept

During the fiscal year ended January 31, 2015, the Company increased its net store count by 176 stores to end the year with 3,395 stores. The Company increased square footage by 5% over the same period last year.

	Store Locations		Gross Square Feet*
	FY2015		FY2015
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,079	1,119	31.2	32.1
Marshalls	942	975	28.9	29.7
HomeGoods	450	487	11.3	12.1
Sierra Trading Post	4	6	0.1	0.2
TJX Canada:
Winners	227	234	6.6	6.7
HomeSense	91	96	2.2	2.3
Marshalls	27	38	0.8	1.2
TJX Europe:
T.K. Maxx	371	407	11.6	12.6
HomeSense	28	33	0.6	0.7

TJX	3,219	3,395	93.3	97.5

*Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of January 31, 2015, the end of the Company’s fiscal year, the Company operated a total of 3,395 stores in six countries, the United States, Canada, the United Kingdom, Ireland, Germany, and Poland, and three e-commerce sites. These include 1,119 T.J. Maxx, 975 Marshalls, 487 HomeGoods and 6 Sierra Trading Post stores, as well as tjmaxx.com and sierratradingpost.com, in the United States; 234 Winners, 96 HomeSense, and 38 Marshalls stores in Canada; and 407 T.K. Maxx and 33 HomeSense stores, as well as tkmaxx.com, in Europe. TJX’s press releases and financial information are also available at tjx.com.

Fourth Quarter and Fiscal Year 2015 Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s fourth quarter and full year Fiscal 2015 results, operations, business trends and plans for Fiscal 2016. A real-time webcast of the call will be available to the public at tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Wednesday, March 4, 2015, or at tjx.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investor Information section of tjx.com after they are no longer available by telephone as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investor Information section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; marketing, advertising and promotional programs; competition; personnel recruitment and retention and costs of labor; global economic conditions and consumer spending; data security; information systems and new technology; seasonal influences; adverse or unseasonable weather; serious disruptions and catastrophic events; corporate and retail banner reputation; merchandise quality and safety; expanding international operations; merchandise importing; commodity pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation, legal matters and proceedings; tax matters; real estate activities; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	13 Weeks Ended		52 Weeks Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014

Net sales	$8,303,953	$7,808,787	$29,078,407	$27,422,696

Cost of sales, including buying and occupancy costs	5,959,037	5,650,300	20,776,522	19,605,037
Selling, general and administrative expenses	1,306,279	1,215,192	4,695,384	4,467,089
Loss on early extinguishment of debt	-	-	16,830	-
Interest expense, net	9,002	7,509	39,787	31,081

Income before provision for income taxes	1,029,635	935,786	3,549,884	3,319,489
Provision for income taxes	381,405	353,494	1,334,756	1,182,093

Net income	$648,230	$582,292	$2,215,128	$2,137,396

Diluted earnings per share	$0.93	$0.81	$3.15	$2.94

Cash dividends declared per share	$0.175	$0.145	$0.70	$0.58

Weighted average common shares – diluted	695,928	719,492	703,545	726,376

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	January 31, 2015	February 1, 2014

ASSETS
Current assets:
Cash and cash equivalents	$2,493.8	$2,149.7
Short-term investments	282.6	294.7
Accounts receivable and other current assets	583.1	555.5
Current deferred income taxes, net	137.6	101.6
Merchandise inventories	3,217.9	2,966.5

Total current assets	6,715.0	6,068.0

Property, net of depreciation	3,807.6	3,594.5
Other assets	235.1	225.8
Goodwill and tradename, net of amortization	309.9	312.7

TOTAL ASSETS	$11,067.6	$10,201.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,007.5	$1,771.3
Accrued expenses and other current liabilities	1,922.1	1,746.5

Total current liabilities	3,929.6	3,517.8

Other long-term liabilities	827.4	733.0
Non-current deferred income taxes, net	422.5	446.1
Long-term debt	1,623.9	1,274.2

Shareholders’ equity	4,264.2	4,229.9

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,067.6	$10,201.0

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	52 Weeks Ended
	January 31, 2015	February 1, 2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,215.1	$2,137.4
Depreciation and amortization	589.0	548.8
Loss on early extinguishment of debt	16.8	-
Deferred income tax provision	91.0	52.2
Share-based compensation	88.0	76.1
(Increase) decrease in accounts receivable and other assets	(17.8)	8.6
(Increase) decrease in merchandise inventories	(332.3)	35.2
Increase (decrease) in accounts payable	285.2	(152.3)
Increase (decrease) in accrued expenses and other liabilities	176.9	(18.6)
Other	(103.5)	(86.9)

Net cash provided by operating activities	3,008.4	2,600.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(911.5)	(946.7)
Purchases of investments	(431.2)	(496.7)
Sales and maturities of investments	388.0	394.9
Other	-	2.7
Net cash (used in) investing activities	(954.7)	(1,045.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	749.5	499.6
Payments on early extinguishment of debt	(416.4)	-
Payments for repurchase of common stock	(1,650.7)	(1,471.1)
Proceeds from issuance of common stock	143.0	146.5
Cash dividends paid	(465.9)	(393.8)
Other	81.0	75.0
Net cash (used in) financing activities	(1,559.5)	(1,143.8)

Effect of exchange rate changes on cash	(150.1)	(73.2)

Net increase in cash and cash equivalents	344.1	337.7
Cash and cash equivalents at beginning of year	2,149.7	1,812.0

Cash and cash equivalents at end of year	$2,493.8	$2,149.7

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	13 Weeks Ended		52 Weeks Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Net sales:
In the United States:
Marmaxx	$5,285,529	$5,014,307	$ 18,687,880	$17,929,576
HomeGoods	1,033,083	874,528	3,414,351	2,993,718
TJX Canada	787,794	767,091	2,883,863	2,877,834
TJX Europe	1,197,547	1,152,861	4,092,313	3,621,568
Total net sales	$8,303,953	$7,808,787	$ 29,078,407	$27,422,696

Segment profit:
In the United States:
Marmaxx	$748,077	$672,046	$ 2,736,694	$2,612,693
HomeGoods	152,431	119,371	463,193	386,541
TJX Canada	118,095	111,589	393,622	405,363
TJX Europe	128,218	117,517	337,406	275,453
Total segment profit	1,146,821	1,020,523	3,930,915	3,680,050

General corporate expenses	108,184	77,228	324,414	329,480
Loss on early extinguishment of debt	-	-	16,830	-
Interest expense, net	9,002	7,509	39,787	31,081
Income before provision for income taxes	$1,029,635	$935,786	$ 3,549,884	$3,319,489

The TJX Companies, Inc. and Consolidated Subsidiaries

Notes to Consolidated Condensed Statements

1. During the fourth quarter ended January 31, 2015, TJX repurchased 6.2 million shares of its common stock at a cost of $407 million. During the year ended January 31, 2015, TJX repurchased 27.7 million shares of its common stock at a cost of $1.7 billion. On January 30, 2015 the Company’s Board of Directors approved an additional $2 billion stock repurchase program. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.

2. On June 5, 2014 TJX issued $750 million of 2.75% seven year notes. The Company used the proceeds to redeem its $400 million 4.20% notes prior to their scheduled maturity of August 15, 2015 and intends to use the balance of the proceeds from the notes offering for working capital and other general corporate purposes. On July 8, 2014 the Company completed the redemption of the 4.2% notes pursuant to the terms of the indenture and recorded pre-tax loss on the early extinguishment of debt of $16.8 million. The charge for the early extinguishment of this debt reduced net income for the fiscal year ended January 31, 2015 by $0.01 per share.

CONTACT:
The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323